Exhibit 99.1

Michael Kors Holdings Limited Announces First Quarter Fiscal 2014 Results

First Quarter Total Revenue Increased 54.5%; Comparable Store Sales Increased 27.3%

First Quarter Reported Diluted EPS Increased 79.4% to $0.61

Hong Kong —August 6, 2013 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for its fiscal 2014 first quarter ended June 29, 2013.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Our exceptional first quarter financial results demonstrate the sustained strong demand for the Michael Kors luxury brand. We attribute the ongoing momentum to our fashion design leadership combined with an aspirational jet-set luxury in-store experience. As we continue to successfully execute on our strategic initiatives, we remain excited about our future growth potential.”

For the first quarter ended June 29, 2013:

•	Total revenue increased 54.5% to $640.9 million from $414.9 million in the first quarter of fiscal 2013.

•

Retail net sales increased 51.5% to $325.7 million driven by a 27.3% increase in comparable store sales and 75 net new store openings since the end of the first quarter of fiscal 2013. Wholesale net sales increased 59.3% to $290.6 million and licensing revenue increased 40.7% to $24.6 million.

•	Gross profit increased 58.3% to $397.3 million, and as a percentage of total revenue increased to 62.0% compared to 60.5% in the first quarter of fiscal 2013.

•	Income from operations was $197.6 million, or 30.8% as a percentage of total revenue, as compared to $111.9 million, or 27.0% as a percentage of total revenue, for the first quarter of fiscal 2013.

•

Net income was $125.0 million, or $0.61 per diluted share, based on 204.3 million weighted average diluted shares outstanding. Net income for the first quarter of fiscal 2013 was $68.6 million, or $0.34 per diluted share, based on 199.4 million weighted average diluted shares outstanding.

•

At June 29, 2013, the Company operated 328 retail stores, including concessions, compared to 253 retail stores, including concessions, at the end of the same prior-year period. The Company had 114 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 442 Michael Kors stores worldwide at the end of the first quarter of fiscal 2014.

Mr. Idol continued, “The strong performance in our retail, wholesale and licensing segments as well as across geographies led to record operating profits. North American comparable store sales increased 25%, as our luxury accessories and ready-to-wear offering and jet-set in-store experience continue to resonate strongly with consumers. Sales in our North America wholesale segment increased 50%, driven by comparable store sales growth as well as the continued successful conversion of shop-in-shops in department stores. In Europe, sales grew 144% in the first quarter, as growing brand awareness led to comparable store sales growth of 56%. Finally, in our licensing segment, revenue increased 41%, driven primarily by the strength in watches and eyewear. Overall, we remain extremely pleased with Michael Kors’ positioning within the growing global luxury lifestyle market and the advances we are making on our strategic growth initiatives.”

Outlook

For the second quarter of fiscal 2014, the Company expects total revenue to be in the range of $695 million to $705 million. This assumes a comparable store sales increase in the range of 15% to 20%. Diluted earnings per share are expected to be in the range of $0.62 to $0.64 for the second quarter of fiscal 2014. This assumes 204.5 million weighted average diluted shares outstanding and a 36% tax rate.

For fiscal 2014, the Company now expects total revenue to be in the range of $2.8 billion to $2.9 billion. This assumes a comparable store sales increase of approximately 20%. Diluted earnings per share are now expected to be in the range of $2.67 to $2.69 for fiscal 2014. This assumes 204.8 million weighted average diluted shares outstanding and a 36% tax rate.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, August 6, 2013 at 8:00 a.m. EDT. A replay of the call will be available today at 11:00 a.m. EDT; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 2782609. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2013 (File No. 001-35368), filed on May 29, 2013 with the U.S. Securities and Exchange Commission.

CONTACTS:

Investor Relations:

ICR, Inc.

Jean Fontana/Megan Crudele

646-277-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

203-682-8224

alecia.pulman@icrinc.com

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	June 29, 2013	June 30, 2012
Net sales	$616,248	$397,370
Licensing revenue	24,611	17,495

Total revenue	640,859	414,865
Cost of goods sold	243,588	163,865

Gross profit	397,271	251,000
Total operating expenses	199,709	139,057

Income from operations	197,562	111,943
Interest expense, net	170	435
Foreign currency loss (gain)	258	(375)

Income before provision for income taxes	197,134	111,883
Provision for income taxes	72,138	43,238

Net income	$124,996	$68,645

Weighted average ordinary shares outstanding:
Basic	201,208,189	192,790,454
Diluted	204,336,124	199,391,127
Net income per ordinary share:
Basic	$0.62	$0.36
Diluted	$0.61	$0.34
Statements of Comprehensive Income:
Net income	$124,996	$68,645
Foreign currency translation adjustments	(1,358)	(3,278)
Net realized and unrealized loss on derivatives	(621)	—

Comprehensive Income	$123,017	$65,367

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 29, 2013	March30, 2013	June 30, 2012
Assets
Current assets
Cash and cash equivalents	$639,156	$472,511	$162,075
Receivables, net	170,391	206,454	104,700
Inventories	319,459	266,894	246,601
Deferred tax assets	8,683	8,480	15,518
Prepaid expenses and other current assets	36,523	34,850	40,298

Total current assets	1,174,212	989,189	569,192
Property and equipment, net	258,021	242,113	180,317
Intangible assets, net	26,541	20,980	13,684
Goodwill	14,005	14,005	14,005
Deferred tax assets	5,191	4,389	3,942
Other assets	18,875	18,889	6,780

Total assets	$1,496,845	$1,289,565	$787,920

Liabilities and Shareholders’ Equity
Current liabilities
Revolving line of credit	$—	$—	$27,667
Accounts payable	104,647	82,977	82,464
Accrued payroll and payroll related expenses	20,822	38,642	17,270
Accrued income taxes	33,244	9,074	40,342
Accrued expenses and other current liabilities	50,427	33,555	28,505

Total current liabilities	209,140	164,248	196,248
Deferred rent	60,756	56,986	46,137
Deferred tax liabilities	15,288	13,163	6,816
Other long-term liabilities	11,145	7,922	3,069

Total liabilities	296,329	242,319	252,270
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 202,811,756 shares issued and outstanding at June 29, 2013, 201,454,408 shares issued and outstanding at March 30, 2013 and 193,226,091 shares issued and outstanding at June 30, 2012	—	—	—
Additional paid-in capital	454,707	424,454	242,367
Accumulated other comprehensive loss	(5,440)	(3,461)	(4,013)
Retained earnings	751,249	626,253	297,296

Total shareholders’ equity	1,200,516	1,047,246	535,650

Total liabilities and shareholders’ equity	$1,496,845	$1,289,565	$787,920

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

(In thousands)

(Unaudited)

	Three Months Ended
	June 29, 2013	June 30, 2012
Revenue by Region:
North America (U.S. and Canada)	$551,554	$377,149
Europe	81,479	33,387
Other Regions	7,826	4,329

Total Revenue:	$640,859	$414,865

Revenue by Segment:
Net sales: Retail	$325,672	$215,004
Wholesale	290,576	182,366
Licensing	24,611	17,495

Total Revenue:	$640,859	$414,865

Income from Operations:
Retail	$103,114	$59,879
Wholesale	81,046	40,718
Licensing	13,402	11,346

Total Income from Operations	$197,562	$111,943